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                                                                    EXHIBIT 10.7


     The Company has employment agreements with Stephen G. Hanks, dated as of January 1, 1993, as amended, and with Thomas H. Zarges, dated as of January 1, 1994, as amended, (collectively the "Employment Agreements). On January 20, 1999, the Board of Directors of the Company gave notice to Messrs. Hanks and Zarges that their written Employment Agreements will be allowed to expire one year from the date of such notice.